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                                                                     Exhibit 3.2
                                                First Amendment to the Company's
                                                Amended and Restated Certificate
                                                                of Incorporation


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                       FIRST AMENDMENT TO AMENDED AND RESTATED
                           CERTIFICATE OF INCORPORATION OF
                                THE MILLS CORPORATION

                        Pursuant to Section 242 of the General
                       Corporation Law of the State of Delaware


         THE MILLS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware
(the "Corporation") does hereby certify that an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate") has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware follows:

    1. Article XII, Section 12.1 of the Certificate is hereby amended to add the following:

              "(h) "Non-U.S. Person" shall mean any Person (i) who is not (A) a citizen or resident of the United States, or
              (B) an entity created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia) that is treated as either a "partnership" or "corporation" for United States federal income tax purposes, or (ii) that is a foreign estate or foreign trust within the meaning of Section 7701(a)(31) of the Code."

          Succeeding paragraphs of Section 12.1 are re-lettered (i) through
(t) accordingly.

    2. The aforesaid amendment was adopted June 25, 1997 by a majority of the issued and outstanding shares of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware.

    3. Article III, Section 12.2(a) of the Certificate is hereby amended by adding the following to the end thereof, prior to the period (.) after the words "Code Section 856(h)":

              ";and (v) no Person shall Acquire any shares of capital stock of the Corporation if, as a result of such acquisition, the fair market value of the shares of capital stock of the Corporation owned directly and indirectly by Non-U.S. Persons would

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              compromise 50% or more of the fair market value of the issued and outstanding shares of capital stock of the Corporation. For purposes of Section 12.2(a)(v) above, the Board of Directors, in its sole and absolute discretion, may treat shares owned by a partnership, trust or estate as being owned proportionately by its partners or beneficiaries, to the extent the Board of Directors determines such treatment to be necessary or advisable to help maintain the Corporation's qualification as a "domestically controlled REIT" under the U.S. Internal Revenue Code."

    4. The aforesaid amendment was adopted June 25, 1997 by a majority of the issued and outstanding shares of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware.

    5. Article XII, Section 12.11 of the Certificate is hereby amended to read as follows:

              "Section 12.11 Exceptions. The Board of Directors, in its sole and absolute discretion, may exempt a Person (the "Exempted Holder") from the Ownership Limit if such Person is not an individual for purposes of
              Section 524(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) and such Person provides to the Board of Directors such representations and undertakings, if any, as the Board, in its sole and absolute discretion, may require, and such Person agrees that any violation of such representation and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 12.3 of this Article XII with respect to capital stock held in excess of the Ownership Limit with respect to such Person (determined without regard to the exemption granted to such Person under this Section 12.11)."

    6. The aforesaid amendment was adopted June 25, 1997 by a majority of the issued and outstanding shares of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation pursuant to Section 103(a)(2) of the General Corporation Law of the State of Delaware, has caused this

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Certificate to be executed by its undersigned, being the Senior Vice President and attested by its Assistant Secretary on the 26th of June, 1997

                                                       THE MILLS CORPORATION
                                                      a Delaware Corporation


ATTEST:
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                                       Thomas E. Frost, Senior Vice President

President



-----------------------------------------
Michael S. Steele, Assistant Secretary


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